EXHIBIT 10.18

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS COVERING SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE HOLDER SHALL HAVE OBTAINED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

RENAISSANCE ALLIANCE INSURANCE SERVICES, LLC

Convertible Note

$2,000,000	January 1, 2012

FOR VALUE RECEIVED, the undersigned, Renaissance Alliance Insurance Services, LLC, a Massachusetts limited liability company (the "Company"), hereby promises to pay to the order of Meadowbrook Insurance Group, Inc. (the "Payee") the principal sum of Two Million Dollars ($2,000,000), together with interest thereon, payable quarterly in arrears on the last day of each quarter beginning March 31, 2012. All computations of interest under this Note shall be made on the basis of a 365 day year and the actual days elapsed (including the first but excluding the last day) occurring in the period.

1.          Convertible Notes. This Note is one of the Convertible Notes (the "Notes") issued by the Company pursuant to, and entitled to the benefits of and obligations under, a Convertible Note Purchase Agreement dated the date hereof between the Company and the Payee and certain other investors (as amended from time to time, the "Purchase Agreement"). All capitalized and undefined terms herein shall have the meaning given them in the Purchase Agreement. Reference is also made to the Company's Amended and Restated Operating Agreement dated as of the date hereof among the Company's members (as amended from time to time, the "Operating Agreement").

2.           Interest. The outstanding principal amount hereunder shall bear interest at the rate of three percent (3%) per annum beginning on March 20, 2012 and continuing through the fifth anniversary of the date hereof; beginning on the first day following the fifth anniversary of the date hereof and continuing through the date of the occurrence of a Maturity/Conversion Event, the outstanding principal amount hereunder shall bear interest at the Federal Home Loan Bank of Boston 5-Year Classic Advance Rate in effect on such fifth anniversary plus two percent (2%).

3.           Maturity. Any portion of the outstanding principal balance of this Note with respect to which Payee has or does not exercise its Conversion Option (as hereinafter defined) in accordance with Section 4 hereunder, together with all accrued and unpaid interest thereon, shall be due and payable in full by the Company upon the first to occur of (i) the liquidation, dissolution or winding up of the Company, (ii) the merger, consolidation or reorganization of the Company (in one transaction or a series of related transactions) as a result of which the holders of a majority of the issued and outstanding Common Shares of the Company (or the majority of the issued and outstanding voting equity interests of the surviving entity in any merger or consolidation) were not the holders of a majority of the issued and outstanding Common Shares of the Company, in substantially the same proportion, immediately prior thereto, (iii) the sale or other similar disposition of all or substantially all of the assets of the Company or, (iv) December 31, 2021 (subparts (i) - (iv) being herein individually referred to as a "Maturity/Conversion Event" and collectively the "Maturity/Conversion Events").

4.           Conversion.

  (a)           Upon the occurrence of a Maturity/Conversion Event, the Payee shall have the option (i) to receive payment in full of the principal of this Note in accordance with Section 3 hereinabove, or, (ii) exercisable as set forth herein below, to convert the outstanding principal of this Note into Class A Common Shares of the Company, in the amount of one Class A Common Share per the Applicable Dollar Amount (determined in accordance with Exhibit A attached hereto) as of the date of exercise of the Conversion Option (as hereinafter defined) of outstanding principal (rounded to the nearest whole Class A Common Share, in the aggregate), as adjusted to reflect any partial prepayment permitted hereunder or any share split, reverse share split or share dividend affecting the Class A Common Shares (the "Conversion Option"). The Company shall notify the Payee in writing at least thirty (30) days in advance of the closing of a Maturity/Conversion Event of the type described in subparts (i) — (iv) of Section 3 hereinabove and upon the occurrence of a Maturity/Conversion Event and shall provide the Payee with all reasonably available material financial and other information about the applicable Maturity/Conversion Event and the Company at such time. The Payee shall then have the right to exercise the Conversion Option by notifying the Company in writing within fifteen (15) days of receipt of such notice and surrendering this Note to the Company, together with a joinder agreement to the Operating Agreement in form and substance reasonably acceptable to the Company, in exchange for the applicable number of Class A Common Shares, which shall be evidenced in the appropriate exhibit to the Operating Agreement and which shall be duly authorized and issued, and the Company shall deliver a certificate evidencing such Class A Common Shares (if other Class A Common Shares are certificated), together with the payment by the Company of any accrued, unpaid interest on the Note as of the effective date of conversion. In such event, the Payee's opening capital account will be equal to, or the Payee's capital account will be increased by, the converted outstanding principal balance of the Note.

  (b)           In addition to the rights set forth in Section 4(a) above, the Payee shall have the right to exercise the Conversion Option (but not to receive payment of all or any portion of the principal of this Note in accordance with Section 3 hereinabove) with respect to all or any portion of the outstanding principal of this Note, upon notice to the Company (i) upon the sale of Common Shares of the Company (in one transaction or a series of related transactions) as a result of which the holders of a majority of the issued and outstanding Common Shares of the Company were not the holders of a majority of the issued and outstanding Common Shares of the Company, in substantially the same proportion, immediately prior thereto, including without limitation the sale by J. Bruce Cochrane ("Mr. Cochrane") of the issued and outstanding Class A Common Shares of the Company resulting in Mr. Cochrane owning less than a majority of the issued and outstanding Class A Common Shares of the Company, (ii) the death, disability (as defined in the Operating Agreement) or termination of employment by the Company of Mr. Cochrane or (iii) immediately prior to the consummation of a Transaction pursuant to Section 5 of Article IV of the Operating Agreement with respect to which the Payee is a Co-Sale Participant (as defined in the Operating Agreement). Such conversion shall be effective (i) upon five (5) days written notice by the Payee to the Company and delivery to the Company of a joinder agreement to the Operating Agreement in form and substance reasonably acceptable to the Company (if the Payee has not previously delivered such a joinder agreement). In either such event, (A) the Company shall issue the applicable number of Class A Common Shares, which shall be evidenced in the appropriate exhibit to the Operating Agreement and which shall be duly authorized and issued, and the Company shall deliver a certificate evidencing such Class A Common Shares (if other Class A Common Shares are certificated) and (B) the Payee's opening capital account will be equal to, or the Payee's capital account shall be increased by, the outstanding principal balance of the Note with respect to which the Conversion Option was exercised, and the outstanding principal amount of the Note shall be reduced by such amount.

5.           Subordination. Pursuant to the terms of the Subordination Agreement, all payments under this Note are subordinate to the payment obligations of the Company to the holders of the Term Note (as defined in the Subordination Agreement).

6.          Prepayment. The outstanding principal balance of this Note may not be prepaid, in whole or in part, at any time without the prior written consent of the Payee and the entire Board of Managers of the Company.

7.           Payments. All payments made by the Company in respect of this Note shall be made in immediately available funds to the Payee at such address or commercial bank within the United States as the Payee may designate by notice to the Company prior to the date when payment under this Note is due.

8.           Overdue Payments; Unlawful Interest Payment. Any amount overdue under this Note shall bear interest at a rate of two and one half percent (2.5%) per annum in excess of the rate then in effect under this Note, computed in the same manner as the base rate set forth hereinabove. In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law.

9.           Costs of Collection. The Company hereby promises to pay all of the Payee's reasonable costs and expenses of collection, including without limitation reasonable attorneys' fees (to the extent permitted by applicable law).

10.         Waiver of Presentment. Every maker, endorser and guarantor hereof, or of the indebtedness evidenced hereby, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption under the homestead exemption law, if any, or any other exemption or insolvency laws.

11.         Events of Default. If any of the following events shall occur with respect to the Company, then the Payee may by written notice to the Company declare the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, to be immediately due and payable without presentation, presentment, protest or demand or notice of any kind, all of which are hereby expressly waived by the Company, and the Payee may proceed to enforce payment in such a manner as it may elect:

  (a)           the failure of the Company to make any payment of principal of or interest on this Note within twenty (20) days of the date when due;

  (b)           the commencement of a voluntary case under Title 11 of the United States Code, as from time to time in effect, or the authorization, by appropriate proceedings of the Company's Board of Managers, of commencement of such a voluntary case;

  (c)           the filing against the Company of a petition commencing an involuntary case under said Title 11 and such petition shall remain undismissed and unstayed for a period of sixty (60) days;

  (d)           relief is sought by the Company as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or the Company consents to or acquiesces in such relief; or

  (e)           the making of an assignment for the benefit of, or entering into a composition with, the Company's creditors, or the appointing or consent to the appointment of a receiver or other custodian for all or a substantial part of its property.

12.         Waivers. No delay or omission of the Payee in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy. A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion.

13.         Amendment. This Note may not be waived, modified, amended or terminated except by a written agreement signed by the Payee and the Company.

14.         Transfer. This Note may not be transferred except in accordance with the Purchase Agreement. Until this Note is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

15.         Choice of Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the Company has earned this Note to be executed on the day and year first above written.

RENAISSANCE ALLIANCE INSURANCE SERVICES, LLC

By:	/s/ J. Bruce Cochrane
	Name:	J. Bruce Cochrane
	Title:	President

[Signature Page to Meadowbrook Insurance Group, Inc. Convertible Note]

EXHIBIT A

Applicable Dollar Amount
Average
Annual	$1,099,999	$1,100,000	$1,200,000 -	$1,300,000 -	$1,400,000 -	$1,500,000 -	$1,600,000 -	$1,700,000 -	$1,800,000 -	$1,900,000 -	$2,000,000
EBITDA	or less	$1,999,999	$1,299,999	$1,399,999	$1,499,999	$1,599,999	$1,699,999	$1,799,999	$1,899,999	$1,999,999	or greater

Applicable Dollar
Amount	$3.51	$3.84	$4.17	$4.49	$4.82	$5.15	$5.58	$6.01	$6.45	$6.88	$7.31

As used herein,

(i).     "EBITDA" means, with respect to any fiscal year, the Company's consolidated net income for such year, plus the total interest expense, plus state and federal income taxes, plus depreciation and amortization that were deducted in determining net income for such year, all determined on a consolidated basis in accordance with GAAP, but excluding extraordinary gains or losses (it being understood and agreed that in no event shall any increase or decrease in profit-sharing, override or other revenue- sharing amounts constitute an extraordinary gain or loss).

(ii).      "Average Annual EBITDA" means (a) if the date of exercise of the Conversion Option is in fiscal year 2015 or later, average annual EBITDA based on the Company's audited financial statements for the three consecutive fiscal years 2012-2014; (b) if the date of exercise of the Conversion Option is in fiscal year 2014, average annual EBITDA based on the Company's audited financial statements for the two consecutive fiscal years 2012 and 2013, (c) if the date of exercise of the Conversion Option is in fiscal year 2013, annual EBITDA based on the Company's audited financial statements for the fiscal year 2012; and (d) if the date of exercise of the Conversion Option is in fiscal year 2012, annual EBITDA based on a good faith estimate by the Company and trued up within 30 days after the Company's audited financial statements become available for the fiscal year 2012.